Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
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Milan

August 23, 2016

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, California 94063

Re:	Form S-3 Registration Statement File No. 333-204914

Public Offering of up to 6,325,000 Shares of Common Stock of OncoMed

Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 6,325,000 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2015 (Registration No. 333-204914) (as so filed and as amended, the “Registration Statement”), a base prospectus dated July 22, 2015 (the “Base Prospectus”), a prospectus supplement dated August 17, 2016 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated August 17, 2016 between Leerink Partners LLC, as representative of the several underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

August 23, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 23, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP